Exhibit 99.1
FOR IMMEDIATE RELEASE	CONTACT:

Douglas B. Cannon
Senior Vice President & CFO
(214) 210-8842

ODYSSEY HEALTHCARE NAMES NEW BOARD MEMBER

     DALLAS, TEXAS (BUSINESS WIRE)—July 7, 2005)—Odyssey HealthCare, Inc. (Nasdaq: ODSY) has appointed Woodrin Grossman, former Chairman of PricewaterhouseCoopers’ Global Healthcare Practice, to its Board of Directors. Mr. Grossman’s appointment is effective as of July 7, 2005 and fills an existing vacancy on the Board of Directors.

     Mr. Grossman recently retired as a partner of PricewaterhouseCoopers after 37 years of service with the firm. As Chairman for 17 years of the Healthcare Practice of PricewaterhouseCoopers, Mr. Grossman was responsible for developing the strategic direction and market delivery capabilities of the firm’s healthcare professionals providing solutions in the areas of accounting, auditing, consulting and tax services. Mr. Grossman has served as the lead audit partner of audits of Fortune 500 and other companies and has dealt with a wide variety of audit and accounting issues. In his 37 years with PricewaterhouseCoopers, Mr. Grossman provided diversified consulting, accounting and audit services to numerous clients, including some of the largest and most prominent investor-owned and tax-exempt healthcare providers and suppliers, academic medical centers and health insurers. Mr. Grossman earned his Master’s degree from the Wharton Graduate School of the University of Pennsylvania and his Bachelor of Science degree from Moravian College.

     “We are extremely pleased to have Mr. Grossman join our Board of Directors,” said Richard R. Burnham, Chairman and Chief Executive Officer of Odyssey. “We believe Mr. Grossman’s extensive financial, accounting and strategy expertise in the healthcare industry will be a tremendous asset to our Board of Directors.”

     Based in Dallas, Texas, Odyssey has more than 70 hospice locations throughout the country. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

CONTACT: Odyssey HealthCare, Inc., Dallas
Douglas B. Cannon, 214-210-8842

SOURCE: Odyssey HealthCare, Inc.